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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cisco Systems, Inc. for the registration of 251,388 common shares in connection with the acquisition of PipeLinks, Inc., of our reports dated August 4, 1998, on our audits of the consolidated financial statements and financial statement schedule of Cisco Systems, Inc. as of July 25, 1998 and July 26, 1997, and for each of the three years in the period ended July 25, 1998 which reports are included in Cisco Systems, Inc.'s 1998 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.




                                              /s/ PricewaterhouseCoopers LLP


                                              PricewaterhouseCoopers LLP



San Jose, California
March 10, 1999